Exhibit 23.2

Consent of Independent Auditor

The Board of Directors

Worthington Armstrong Venture:

We consent to the use of our reports dated February 19, 2010 and February 20, 2009, with respect to the consolidated balance sheets of Worthington Armstrong Venture and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, partners’ equity (deficit) and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2009, and the consolidated balance sheets of Worthington Armstrong Venture and subsidiaries (a general partnership) as of December 31, 2008 and 2007, and the related consolidated statements of income, partners’ equity (deficit) and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, respectively, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus and prospectus supplement.

/s/ KPMG LLP

Philadelphia, Pennsylvania

April 7, 2010